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                                                                    EXHIBIT 99.1

                 [LETTERHEAD OF IMPAC MORTGAGE HOLDINGS, INC.]

IMPAC MORTGAGE HOLDINGS, INC.
(AMEX:IMH)

                                 NEWS RELEASE
                   __________For Immediate Release__________

       Impac Mortgage Holdings, Inc. Announces a Correction to the Prior
                      Announcement Dated October 8, 1998
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Tuesday, October 13, 1998

Santa ana Heights, California; October 13, 1998--Impac Mortgage Holdings, Inc. (Amex:IMH) (the "Company"), a Maryland corporation, being taxed as a Real Estate Investment Trust ("REIT"), announced that there was a typographical error in the previous announcement dated October 8, 1998 regarding the Stockholder Rights Plan. The Announcement should have indicated that the exercise price for each Right under the Stockholders Rights Plan is $30.00 for one one-hundredth of a share of a new series of junior participating preferred stock.

The Company is a mortgage loan investment company that invests primarily in non-conforming, high-yielding mortgages which, together with its subsidiaries and related companies, operates three businesses. The Company's first business is to act as a long-term investor of primarily non-conforming residential mortgage loans and mortgage-backed securities secured by or representing interests in such loans. The second business is Impac Funding Corporation ("IFC"), which purchases primarily non-conforming mortgage loans and to a lessor extent, second mortgages, from a network of third party correspondent loan originators and subsequently securitizes or sells such loans to permanent investors. As the Company's third business, Impac Warehouse Lending Group, a wholly owned subsidiary of the Company, focuses on providing warehouse and reverse-repurchase financing to approved mortgage banks, most of which are correspondents of IFC.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may", "will", "intend", "should", "expect", "anticipate", "estimate", or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors. The financial information presented in this release pertaining to actual results should not be taken to predict future earnings, as the Company may not experience similar earnings in future periods.

For further information, please contact the Company's investor relations department:

INVESTOR RELATIONS:
Thom Singha
Tania Jernigan